                                  EXHIBIT 99.1

                             KELLER & COMPANY, INC.
                        FINANCIAL INSTITUTION CONSULTANTS
                              555 METRO PLACE NORTH
                                    SUITE 524
                               DUBLIN, OHIO 43017
                                 (614) 766-1426
                               (614) 766-1459 FAX


January 4, 2006

The Boards of Directors
First Federal Financial Services, MHC
First Federal Financial Services, Inc.
300 St. Louis Street
Edwardsville, Illinois 62025

Re:  Conversion Valuation Agreement

Attn: Larry W. Mosby

        Keller & Company, Inc. (hereinafter referred to as KELLER) hereby proposes to prepare an independent conversion appraisal of First Federal Financial Services, Inc.("First Federal Financial"), the 100% stock holding company of First Federal Savings and Loan Association ("First Federal"), relating to the second stage conversion (the "Conversion") of First Federal Financial Services, MHC ("First Federal MHC"). KELLER will provide a pro forma valuation of the market value of the shares of First Federal Financial to be sold in connection with the Conversion.

        KELLER is a financial consulting firm that primarily serves the financial institution industry. KELLER is experienced in evaluating and appraising thrift institutions and thrift institution holding companies. KELLER is an approved conversion appraiser for filings with the Office of Thrift Supervision ("OTS") and the Federal Deposit Insurance Corporation ("FDIC"), and is also approved by the Internal Revenue Service as an expert in bank and thrift stock valuations. KELLER has completed conversion appraisals related to standard conversions, mutual holding company reorganizations, second stage mutual holding company conversions and conversions involving foundations and acquisitions.

        KELLER agrees to prepare the conversion appraisal in the format required by the OTS in a timely manner for prompt filing with the OTS and the Securities and Exchange Commission. KELLER will provide any additional information as requested and will complete appraisal updates in accordance with regulatory requirements and based on market conditions.

        The appraisal report will provide a detailed description of First Federal, including its financial condition, operating performance, asset quality, rate sensitivity position, liquidity level and management qualifications. The appraisal will include a description of First Federal's market area, including both economic and demographic characteristics and trends. An analysis of other publicly-traded thrift institutions will be performed to determine a comparable group, and adjustments to the appraised value will be made based on a comparison of First Federal with the comparable group and recognizing the risk related to the Conversion.

        In making its appraisal, KELLER will rely upon the information in the subscription and community offering prospectus, including the audited financial statements. Among other factors, KELLER will also consider the following: the present and projected operating results and financial condition of First Federal; the economic and demographic conditions in First Federal's existing marketing area; pertinent historical financial and other information relating to First Federal; a comparative evaluation of the operating and financial statistics of First Federal with those of other thrift institutions; the proposed price per share; the aggregate size of the offering of common stock; the impact of the conversion on First Federal's capital position and earnings potential; First Federal Financial's proposed dividend, if any; and the trading market for securities of comparable institutions and general conditions in the market for such securities. The conversion appraisal will also recognize the proposed merger/acquisition with Clover Leaf Financial Corp. In preparing the appraisal, KELLER will rely solely upon, and assume the accuracy and completeness of, financial and statistical information provided by First Federal, and will not independently value the assets or liabilities of First Federal in order to prepare the appraisal.

        Upon completion of the conversion appraisal, KELLER will make a presentation to the boards of directors of First Federal MHC and First Federal Financial to review the content of the appraisal, the format and the assumptions. A written presentation will be provided to each board member as a part of the overall presentation.

        For its services in making this appraisal, KELLER's fee will be $32,000, plus out-of-pocket expenses not to exceed $1,000. The appraisal fee will include the preparation of one valuation update and any requested analysis regarding the financial impact of a charitable foundation in the conversion appraisal. All additional valuation updates will be subject to an additional fee of $1,000 each. Upon the acceptance of this proposal, KELLER shall be paid a retainer of $3,000 to be applied to the total appraisal fee of $32,000, the balance of which will be payable at the time of the completion of the appraisal.

        First Federal Financial agrees, by the acceptance of this proposal, to indemnify KELLER and its employees and affiliates for certain costs and expenses, including reasonable legal fees, in connection with claims or litigation relating to the appraisal and arising out of any misstatement or untrue statement of a material fact in information supplied to KELLER by First Federal Financial or by an intentional omission by First Federal Financial to state a material fact in the information so provided, except where KELLER or its employees and affiliates have been negligent or at fault.

        KELLER agrees to indemnify First Federal Financial and First Federal MHC and its employees and affiliates for certain cost and expenses, including reasonable legal fees, in connection with claims or litigation relating to or based upon the negligence or willful misconduct of KELLER or its employees or affiliates.

        This proposal will be considered accepted upon the execution of the two enclosed copies of this agreement and the return of one executed copy to KELLER, accompanied by the specified retainer.

KELLER & COMPANY, INC.              FIRST FEDERAL FINANCIAL SERVICES, MHC



By:  /s/  Michael R. Keller         By: /s/ Larry W. Mosby
    ----------------------------       ----------------------------
          Michael R. Keller                 Larry W. Mosby
          President                         President

FIRST FEDERAL FINANCIAL SERVICES, INC.



By: /s/ Larry W. Mosby
   -----------------------------
        Larry W. Mosby
        President

Date: January 23, 2006
      ----------------